                                                                       EXHIBIT 2


                               ARTICLES OF MERGER
                                       OF
                             MBLE MERGER CO., INC.
                                      INTO
                         MOBILE GAS SERVICE CORPORATION


     Pursuant to Section 10-2B-11.05 of the Alabama Business Corporation Act, the undersigned corporations, Mobile Gas Service Corporation ("Mobile Gas"), an Alabama corporation, and MBLE Merger Co., Inc. ("Mergerco"), an Alabama corporation, adopt the following Articles of Merger for the purpose of merging Mergerco into Mobile Gas:

     FIRST:    The Amended and Restated Agreement and Plan of Merger setting forth the terms and conditions of the merger of Mergerco with and into Mobile Gas (the "Merger Agreement") is attached hereto as Exhibit A and incorporated herein by reference.

     SECOND:   There are 3,239,104 shares of common stock, par value $.01 per share, of Mobile Gas ("Mobile Gas Stock") issued and outstanding that were entitled to vote on the Merger Agreement, such shares being the only voting group of Mobile Gas entitled to vote on the Merger Agreement. 2,508,700 shares of Mobile Gas Stock were voted in favor of the Merger Agreement and 9,084 shares of Mobile Gas Stock were voted against the Merger Agreement at the Annual Meeting of Stockholders of Mobile Gas held on January 30, 1998.

     THIRD:    There are 100 shares of common stock, par value $.01 per
share,of Mergerco ("Mergerco Stock") issued and outstanding that were entitled to vote on the Merger Agreement, such shares being the only voting group of Mergerco entitled to vote on the Merger Agreement. 100 shares of Mergerco Stock were voted in favor of the Merger Agreement, and no shares of Mergerco Stock were voted against the Merger Agreement, by the sole shareholder of Mergerco on December 10, 1997.

     FOURTH:   The respective Articles of Incorporation of each of Mobile
Gas and Mergerco are filed in Mobile County, Alabama.

     FIFTH:    These Articles of Merger shall take effect at 12:01 a.m. on
February 2, 1998.

     IN WITNESS WHEREOF, each of the undersigned corporations has caused these Articles of Merger to be signed as of January 30, 1998.

                              MOBILE GAS SERVICE CORPORATION

                              By: /s/ John S. Davis
                                   John S. Davis
                              Its: President
                                             and

                              By: /s/ G. Edgar Downing, Jr.
                                   G. Edgar Downing, Jr.
                              Its: Secretary


                              MBLE MERGER CO., INC.

                              By: /s/ John S. Davis
                                   John S. Davis
                              Its: President
                                             and

                              By: /s/ G. Edgar Downing, Jr.
                                   G. Edgar Downing, Jr.
                              Its: Secretary

Exhibit A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of January 29, 1998, amends and restates the Agreement and Plan of Merger is made as of December 10, 1997, by and among MOBILE GAS SERVICE CORPORATION, an Alabama corporation ("Mobile Gas"), MBLE MERGERCO., INC., an Alabama corporation ("Mergerco"), and ENERGYSOUTH, INC., an Alabama corporation ("EnergySouth").

     WHEREAS, Mobile Gas has authorized capital stock consisting of 8,000,000 shares of common stock, one cent ($.01) par value per share ("Mobile Gas Common Stock"), of which 3,239,104 shares are issued and outstanding; and

     WHEREAS, Mergerco has authorized capital stock consisting of 1,000 shares of common stock ("Mergerco Common Stock"), of which 100 shares are issued and outstanding and owned beneficially and of record by EnergySouth; and

     WHEREAS, EnergySouth has authorized capital stock consisting of 10,000,000 shares of common stock, one cent ($.01) par value per share ("EnergySouth Common Stock"), of which 100 shares are issued and outstanding and owned beneficially and of record by Mobile Gas, and 10,000,000 shares of Preferred Stock, no par value per share, none of which have been issued; and

     WHEREAS, the Boards of Directors of the respective parties hereto deem it advisable to merge Mergerco with and into Mobile Gas in accordance with the Alabama Business Corporation Act ("Alabama Corporation Act") and this Agreement for the purpose of establishing EnergySouth as the parent corporation of Mobile Gas.

     NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) Mergerco shall be merged with and into Mobile Gas (the "Merger"), (ii) Mobile Gas shall be the corporation surviving the Merger, and (iii) the terms and conditions of the Merger, the mode of carrying it into effect, the manner of converting and exchanging shares of capital stock of the parties hereto and other matters relating thereto shall be as follows:

                                  ARTICLE 1
                                 THE MERGER

     1.1 Articles of Merger. Subject to and in accordance with the provisions of this Agreement, in the event this Agreement and Plan of Merger is approved by the stockholders of Mobile Gas in accordance with the Alabama Corporation Act, Articles of Merger of Mobile Gas shall be delivered to the office of the Secretary of State of Alabama for filing, all as provided in Section 10-2B-11.05 of the Alabama Corporation Act.

     1.2 Effective Time. The Merger shall become effective at the time of filing on the date on which the Articles of Merger are filed with the Secretary of State of Alabama as contemplated by Section 1.1 above, unless otherwise specified in such Articles of Merger (the "Effective Time"). At the Effective Time, the separate existence of Mergerco shall cease and Mergerco shall be merged with and into Mobile Gas, which shall continue its corporate existence as the surviving corporation (Mobile Gas and Mergerco being sometimes referred to herein as the "Constituent Corporations" and Mobile Gas, as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"). Mobile Gas shall succeed, without other transfer, to all the rights and property of Mergerco and shall be subject to all the debts and liabilities of Mergerco in the same manner as if Mobile Gas had itself incurred them. All rights of creditors and all liens upon the property of each of Mobile Gas and Mergerco shall be preserved unimpaired.

     1.3 Appropriate Actions. Prior to and after the Effective Time, EnergySouth, Mobile Gas and Mergerco, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In this connection, EnergySouth shall issue and pay the shares of EnergySouth Common Stock and cash in lieu of fractional shares into which outstanding shares of Mobile Gas Common Stock will be converted on the basis and to the extent provided in Article 2 of this Agreement, and shall take such other actions as are necessary to fulfil EnergySouth's obligations hereunder including without limitation those specified in Article 6 of this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Effective Time shall take all such further action.


                                   ARTICLE 2
                   TERMS OF CONVERSION AND EXCHANGE OF SHARES

     2.1 Mobile Gas Common Stock. (a) At the Effective Time, subject to subsection (b) below, shares of Mobile Gas Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into shares of EnergySouth Common Stock, at the ratio of three shares of EnergySouth Common Stock for each two shares of Mobile Gas Common Stock, and such EnergySouth Common Stock shall thereupon be issued and fully-paid and non-assessable; provided, however, that such conversion shall not affect shares of holders, if any, who perfect their rights as dissenting stockholders under
Article 13 of the Alabama Corporation Act with respect to such shares.

     (b) No scrip or certificates representing fractional shares of EnergySouth Common Stock shall be issued to any former stockholder of Mobile Gas, and, except as provided below, no such stockholder shall have any right to vote or receive any dividend or other distribution on, or any other right with respect to, any fraction of a share of EnergySouth Common Stock resulting from the conversion described in
Section 2.1. In the event such conversion of shares results in the creation of fractional shares, in lieu of the issuance of fractional shares of EnergySouth Common Stock, EnergySouth shall deliver cash to the transfer agent for EnergySouth Stock (the "Transfer Agent") in an amount equal to the aggregate of all fractional shares multiplied by the Average Closing Price, and, in such event, the Transfer Agent shall divide such cash among and remit it (without interest) to the former stockholders of Mobile Gas in accordance with their respective interests. The "Average Closing Price" shall be two-thirds the average of the closing prices of Mobile Gas Common Stock on the Nasdaq National Market over the period of five (5) consecutive trading days ending on the last trading day prior to the Effective Date.

     2.2 Mergerco Shares. The shares of Mergerco Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into all of the issued and outstanding shares of Common Stock of the Surviving Corporation, which shall thereupon be issued and fully-paid and non-assessable, with the effect that the number of issued and outstanding shares of Common Stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of Mergerco Common Stock immediately prior to the Effective Time.

     2.3 EnergySouth Shares. Each share of EnergySouth Common Stock issued and outstanding immediately prior to the Merger shall be canceled.

                                   ARTICLE 3
                      ARTICLES OF INCORPORATION AND BYLAWS

     3.1 Mobile Gas Restated Articles. From and after the Effective Time, and until thereafter amended as provided by law, the Restated Articles of Incorporation of Mobile Gas as in effect immediately prior to the Merger shall be and continue to be the Restated Articles of Incorporation of the Surviving Corporation.

     3.2 Mobile Gas By-Laws. From and after the Effective Time, and until thereafter amended as provided by law, the By-Laws of Mobile Gas as in effect immediately prior to the Merger shall be and continue to be the By-Laws of the Surviving Corporation.

     3.3 EnergySouth Articles and Bylaws. From and after the Effective Time, and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of EnergySouth as in effect immediately prior to the Merger shall be and continue unchanged to be the Articles of Incorporation and By-Laws of EnergySouth.

                                   ARTICLE 4
                             DIRECTORS AND OFFICERS

     4.1 Mobile Gas Directors and Officers. The persons who are directors and officers of Mobile Gas immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

     4.2 EnergySouth Directors and Officers. The persons who are directors and officers of EnergySouth immediately prior to the Merger shall continue as directors and officers, respectively, of EnergySouth and shall continue to hold office as provided in the Bylaws of EnergySouth. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of EnergySouth, such vacancy shall be filled in the manner provided in the Bylaws of EnergySouth.

                                   ARTICLE 5
                               STOCK CERTIFICATES

     5.1 Rights of Holders of Certificates. Following the Effective Time, certificates representing shares of Mobile Gas Common Stock outstanding at the Effective Time (herein sometimes referred to as "Mobile Gas Certificates") shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the shares of EnergySouth Common Stock into which such shares of Mobile Gas Common Stock were converted in accordance with Section
2.1. At the Effective Time, EnergySouth shall issue and deliver, or cause to be issued and delivered, to the Transfer Agent certificates representing whole shares of EnergySouth Stock into which outstanding shares of Mobile Gas Stock have been converted as provided above. As promptly as practicable following the Effective Time, EnergySouth shall send or cause to be sent to each former stockholder of record of Mobile Gas immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering Mobile Gas Certificates to the Transfer Agent. Upon the proper surrender and delivery to the Transfer Agent (in accordance with EnergySouth's instructions, and accompanied by a properly completed Transmittal Letter) by a former stockholder of Mobile Gas of such stockholder's Mobile Gas Certificate(s), and in exchange therefor, the Transfer Agent shall as soon as practicable, (i) in the case of a stockholder whose Mobile Gas Common Stock, or a portion thereof, has been converted into EnergySouth Stock, issue, register and deliver to such stockholder a certificate evidencing the number of shares of EnergySouth Stock to which such stockholder is entitled pursuant to Section
2.1 above, and/or (ii) in the case of a stockholder whose Mobile Gas Common Stock, or a portion thereof, has been converted into the right to receive cash in lieu of a fractional share, issue and deliver to such stockholder a check in the amount of cash to which the stockholder is entitled pursuant to Section 2.1 above.

     5.2 Outstanding Certificates. Each outstanding certificate which, prior to the Effective Time, represented Mobile Gas Common Stock shall be deemed for all corporate purposes to represent only the right to receive the number of shares of EnergySouth Common Stock and/or cash in lieu of fractional shares into which such Mobile Gas Common Stock was converted.

     5.3 Stock Transfer Books. The stock transfer books for Mobile Gas Common Stock shall be deemed to be closed at the Effective Time and no transfer of shares of Mobile Gas Common Stock outstanding prior to the Effective Time shall thereafter be made on such books. As of the Effective Time, EnergySouth shall establish a stock register reflecting ownership of EnergySouth Common Stock by former holders of record of Mobile Gas Common Stock.

     5.4 Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates representing Mobile Gas Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the EnergySouth Common Stock and/or cash in lieu of fractional shares into which their shares of Mobile Gas Common Stock shall have been converted by the Merger, subject to the rights of any dissenting stockholders who perfect dissenters' rights under Article 13 of the Alabama Corporation Act.

     5.5 Unsurrendered Certificates. Subject to Section 5.6 below, no EnergySouth Common Stock certificate or cash in lieu of a fractional share thereof shall be delivered to any former stockholder of Mobile Gas unless and until such stockholder shall have properly surrendered to the Transfer Agent the Mobile Gas Certificate(s) formerly representing his or her shares of Mobile Gas Stock, together with a properly completed Transmittal Letter in such form as shall be provided to the stockholder by EnergySouth for that purpose. Further, until such Mobile Gas Certificate(s) are so surrendered, no dividend or other distribution payable to holders of record of EnergySouth Stock as of any date subsequent to the Effective Time shall be delivered to the holder of such Mobile Gas Certificate(s). However, subject to prior escheatment under applicable law, upon the proper surrender of such Mobile Gas Certificate(s), the Transfer Agent shall pay to the registered holder of the shares of EnergySouth Stock represented by such Mobile Gas Certificate(s) the amount of any such cash, dividends or distributions which have accrued but remain unpaid with respect to such shares. Neither EnergySouth, Mobile Gas nor the Transfer Agent shall have any obligation to pay any interest on any such cash, dividends or distributions for any period prior to such payment.

     5.6 Lost, etc., Certificates. Any stockholder of Mobile Gas whose certificate evidencing shares of Mobile Gas Common Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive a certificate representing the shares of EnergySouth Common Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Transfer Agent or EnergySouth (including without limitation a requirement that the stockholder provide a lost instruments indemnity or surety bond in form, substance and amount satisfactory to the Transfer Agent and EnergySouth).

                                  ARTICLE 6
                           MOBILE GAS STOCK PLANS

     Mobile Gas and EnergySouth shall take all actions required to provide that, from and after the Effective time or as soon as practicable thereafter, the following Mobile Gas plans shall utilize EnergySouth Common Stock instead of Mobile Gas Common Stock and shall include, where appropriate "EnergySouth" in the name and text of each such plan: (i) the Employee Savings Plans; (ii) the Mobile Gas Service Corporation 1992 Stock Option Plan; (iii) the Mobile Gas Service Corporation Incentive Compensation Plan; and (iv) the Mobile Gas Service Corporation Dividend Reinvestment and Stock Purchase Plan.

                                   ARTICLE 7
                            CONDITIONS OF THE MERGER

     Completion of the Merger is subject to the satisfaction of the following conditions:

     6.1 Stockholder Approval. The principal terms of this Agreement shall have been approved by such holders of capital stock of each of the Constituent Corporations as is required by the Alabama Corporation Act.

     6.2 EnergySouth Common Stock Listed. All conditions for the listing on the NASDAQ National Market as of the Effective Time of the EnergySouth Common Stock to be issued and to be reserved for issuance pursuant to the Merger shall have been satisfied.

     6.3 Restated Articles of EnergySouth. Restated Articles of Incorporation of EnergySouth, substantially in the form appended hereto as Exhibit A, shall have been adopted by EnergySouth and remain in effect.

     6.4 Regulatory Approvals. All necessary orders, authorization, approvals or waivers from the PSC and all other jurisdiction regulatory bodies, boards or agencies shall have been received, remain in full force and effect, and shall not include, in the sole judgment of the Board of Directors of Mobile Gas, unacceptable conditions.


                                   ARTICLE 8
                           AMENDMENT AND TERMINATION

     7.1 Amendment. The parties to this Agreement, by mutual consent of their respective boards of directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the pre-Merger stockholders of

Mobile Gas (as provided in Section 6.1 above); provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger stockholders of Mobile Gas, change any of the principal terms of this Agreement in a manner which would materially and adversely affect the rights of the stockholders of Mobile Gas.

     7.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the pre-Merger stockholders of Mobile Gas, by action of the board of directors of Mobile Gas if such board of directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of Mobile Gas or its stockholders.


                                   ARTICLE 9
                                 MISCELLANEOUS

     8.1 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof.

     8.2 Alabama Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Alabama.

     IN WITNESS WHEREOF, Mobile Gas, EnergySouth and Mergerco, pursuant to approval and authorization duly given by resolutions adopted by the irrespective boards of directors, have each caused this Agreement to be executed by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries.

                                   Mobile Gas:
                                        MOBILE GAS SERVICE CORPORATION,
                                        an Alabama corporation

                                   By:     /s/ John S. Davis
                                        Its:  President and Chief Executive
                                        Officer
           Attest:
By: /s/  G. Edgar Downing, Jr.
Its:  Secretary

                                   EnergySouth:
                                        ENERGYSOUTH, INC.,
                                        an Alabama corporation

                                        By:     /s/ John S. Davis
                                   Its:  President and Chief Executive
                                   Officer

              Attest:
By:    /s/ G. Edgar Downing, Jr.
Its:  Secretary

                                   Mergerco:
                                   MBLE MERGER CO., INC.,
                                   an Alabama corporation

                                   By:     /s/ John S. Davis
                                   Its:  President and Chief Executive
                                        Officer
               Attest:
By:    /s/ G. Edgar Downing, Jr.
Its:  Secretary